SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
     240.14a-12

                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              ####


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                         LIGHTLINES


Published for All Active and Retired Employees          June 11, 1998
_____________________________________________________________________



 SHAREHOLDER MEETING DATE SET, PROXY MATERIALS TO BE MAILED

     On June 9, the Securities and Exchange Commission (SEC) declared the proxy materials describing the restructured merger agreement between Kansas City Power & Light and Western Resources to be "effective." That means the two companies will soon be mailing joint proxy materials that provide details of the revised agreement to all KCPL and Western Resources shareholders. It also means the companies can schedule special shareholder meetings to vote on the agreement.
     KCPL and Western Resources have set the date for those special meetings for July 30. KCPL's meeting will be held at the Gem Theater, 18th & Vine, at 10 a.m. Western Resources' meeting will be held at the Bradbury Thompson Alumni Center in Topeka, Kans., at 10 a.m.
     Approval by 66 2/3 percent of KCPL's outstanding shares is needed to approve the agreement; majority approval is required of Western's shareholders. The voting thresholds are determined by laws governing the states where the companies are incorporated. KCPL is incorporated in Missouri; Western Resources in Kansas.
     As outlined in the proxy materials, a new electric utility, called Westar Energy, will be formed by combining KCPL, KPL and KGE. Upon closing of the transaction, shareholders of Kansas City Power & Light will receive both Western Resources stock and Westar Energy stock.
     If the agreement is approved, Western Resources will own approximately 80.1% of Westar Energy. The remaining approximate 19.9% will be owned by KCPL shareholders.


[box with text]
               FINAL APPROVAL OF THE AGREEMENT

     Once the proposed agreement is approved by shareholders of both companies, it must also be approved by regulatory agencies including the Kansas Corporation Commission (KCC), the Missouri Public Service Commission
(MPSC), the Federal Energy Regulatory Commission (FERC) and the Nuclear Regulatory Commission (NRC). State filings will be made within the next few weeks. The remainder will be made later this summer. The transaction is expected to be completed by mid-year 1999, pending all approvals.
[end of box]

_____________________________ 2 _______________________________


               THREE UTILITIES MERGE INTO ONE

     The new company, Westar Energy, will be head-quartered in Kansas City, MO. It will be comprised of the electric utility assets of Kansas City Power & Light and Western
Resources. Customer service operations will be headquartered in Wichita; field operations will be headquartered in Topeka.

[graph of three small circles joining a single large circle]
    [circle]                   [circle]             [circle]
      KCPL                       KPL                  KGE

  [arrow down               [arrow down          [arrow down]
to Westar Energy          to Westar Energy     to Westar Energy
     Circle]                   Circle]              Circle]

                              [circle]
                            WESTAR ENERGY
[end of graph]

     John Hayes will serve as chairman of Westar Energy;
Drue Jennings will serve as chief executive officer. A 10-member board of directors will govern Westar Energy. Six positions will be appointed by Western Resources and four positions will be appointed by KCPL.
     Westar Energy will have assets of $8.2 billion, 8,000 megawatts of electric generation resources, and more than one million electric customers. The company will also have a dividend policy consistent with an electric utility company. Westar Energy anticipates paying an expected initial annual dividend, for the first full year of operation, of $0.72 per share. The actual dividend policy of Westar Energy will be dependent upon numerous factors including current economic conditions, earnings and profitability.

                        WESTERN RESOURCES
     Western Resources will continue to be headquartered in
Topeka, Kansas.  If the transaction is approved,    it will
acquire 100% of KLT, Inc., KCPL's unregulated business, which has investments in affordable housing, gas and oil exploration, energy services, telecommunications, economic development and power projects. In addition, Western Resources will own approximately 80.1% of Westar Energy; 80% of Protection One, the second largest monitored security company in the United States with more than one million customers in 48 states; 45% of ONEOK, Inc., the eighth largest natural gas distribution company in the nation; Westar Communications, a paging service for Kansas and Oklahoma; Westar Capital, a wholly-owned subsidiary that holds Western Resources' non-operating interests in other companies including Hanover Compressor, a leading provider of natural gas compression rental equipment, and Onsite Business Services, an energy consulting firm.

_____________________________ 3 _______________________________

               HOW THE STOCK WILL BE EXCHANGED

     Each KCPL shareowner will receive a fractional share of Western Resources common stock worth between $21.50 and $26.50 for each share of KCPL common stock exchanged. Based on the closing price of Western Resources' common stock as reported on the New York Stock Exchange Composite Tape on June 8, 1998, each share of KCPL common stock would have been converted into a fractional share of Western Resources common stock worth $23.50.
     In addition, for each KCPL common share owned, each KCPL shareholder will receive one share in the new company - Westar Energy - with an estimated value of between approximately $10 and $12 per share. This amount is based on valuation calculations by Merrill Lynch, KCPL's financial advisor, and Salomon Smith Barney, Western Resources' financial advisor. The projected price takes into account historical performance of KCPL, KGE and KPL, a well as current market conditions.
     Currently, Western Resources has an indicated annual dividend of $2.14 per Western Resources share. It is presently the intention of Westar Energy to pay annual dividends at a target rate consistent with the dividend payout ratios of other electric utilities, or approximately $0.72 per Westar Energy share the first full year of operation.


[box with text]
          YOU CAN DETERMINE APPROXIMATELY HOW MUCH STOCK YOU WILL
         RECEIVE WHEN THE COMBINATION IS COMPLETED:

 # of KCPL shares you currently own      ______________

 multiplied by the assumed exchange
 ratio* (for this example only)               x    .603
                                         ______________

 = approximate number of Western
 Resources shares you will receive       ______________
                                         ______________
        plus
 # of KCPL shares you currently own      ______________

 multiplied by exchange ratio of 1 to 1     x         1
                                         ______________
                                         ______________
 = number of Westar Energy shares
 you will receive                        ______________
                                         ______________

 ________
 * Assumes a Western Resources stock price of $39.
[end of box]

_____________________________ 4 _______________________________

                WHY VOTE "FOR" THE AGREEMENT?

     - By uniting three well-known proven electric utilities in to one larger company - Westar Energy - shareholders will have ownership in a company that will be in a better position to grow and prosper in a deregulating marketplace.

     - Shareholders will gain the benefits of Westar Energy, a regulated electric utility, and become owners of Western Resources, a diversified consumer services company with a strong growth profile.

     - The combination of stock received will provide a consistent stream of dividends from diversified sources.

     - A larger, stronger Westar Energy benefits shareholders, customers, employees and the communities we serve.

     - The creation of Westar Energy is a strategic step toward becoming a leading national provider of electric energy.

[box with text]
                HAVE A QUESTION?  CALL THE
                EMPLOYEE ANSWERLINE AT
                556-2424
[end of box]


                                LightLines
                                Nancy Bellis
                                Editor & Designer
                                LightLines is published by
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                                and retired KCPL employees.

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                                City, Mo., 64106-2124.  Call 556-2823
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